UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Lincoln Educational Services Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LINCOLN EDUCATIONAL SERVICES CORPORATION

SUPPLEMENT TO OUR PROXY STATEMENT DATED MAY 5, 2020
FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, JUNE 16, 2020

On March 26, 2020, the Board of Directors (the “Board”) of Lincoln Educational Services Corporation (the “Company”) adopted, subject to shareholder approval, the Lincoln Educational Services Corporation 2020 Long-Term Incentive Plan (the “2020 Plan”) and on April 29, 2020, the Company filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “Commission”), describing the matters to be voted on at the 2020 Annual Meeting of Stockholders to be held on June 16, 2020 (the “Annual Meeting”), including a proposal to adopt the 2020 Plan (“Proposal 3”).

After filing the Proxy Statement with the Commission, the Company was informed by shareholder advisory firms, Glass Lewis and Institutional Shareholder Services (the “Proxy Advisors”), that Proposal 3 received an unfavorable recommendation primarily due to the market overhang and the number of shares requested to be authorized under the 2020 Plan.

Although the Board disagrees with the Proxy Advisors’ recommendation, it reconsidered the 2020 Plan and, on June 5, 2020, adopted, subject to shareholder approval, the following changes to the 2020 Plan to be voted on at the 2020 Annual Meeting:

1.  Reduced by half the number of shares authorized under the 2020 Plan to 2 million from 4 million.

2. Eliminated the discretion under the 2020 Plan to permit the payment of dividends on unvested/unexercised awards.  As revised the 2020 Plan does not permit dividends to be paid in respect of  award shares that have not vested.

3.  Clarified that under the 2020 Plan, a change of control will not accelerate the vesting of an outstanding award unless the employment of the recipient is terminated following such change in control (i.e., a “double trigger”).

As a result of the Board’s action, if Proposal 3 is approved, the 2020 Plan will contain all of the above-referenced limitations and reductions. Except as set forth herein, there are no changes to Proposal 3.

The complete text of the 2020 Plan, is attached as Exhibit 10.16 to the Current Report on Form 8-K filed by the Company on June 5, 2020 with the Securities and Exchange Commission, a free copy of which may be obtained at the SEC’s website, www.sec.gov.

Any vote “FOR” or “AGAINST” Proposal 3 using the proxy card or by the Internet site or telephone number made available previously by the Company to shareholders, or using the voting instruction card or by the Internet site or telephone number made available previously to beneficial owners by a broker, bank or other nominee, will be counted as a vote “FOR” or “AGAINST” Proposal 3, as revised as described above. If any shareholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such shareholder may revoke his or her proxy before it is voted at the 2020 Annual Meeting by submission of a proxy bearing a later date or by the Internet, by telephone, by mail (if permitted by a broker, bank or other nominee), by attending the 2020 Annual Meeting and casting a ballot or as otherwise described in the Proxy Statement.

If any shareholder would like a new proxy card, he or she should contact the Company’s transfer agent, please call the Continental Stock Transfer & Trust Company at 917-262-2373 for assistance.

This Supplement to the Proxy Statement is first being made available to shareholders on or about June 5, 2020 and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies and supersedes any inconsistent information contained in the Proxy Statement.

Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information and this Supplement should be read in conjunction with the Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 3.